ProPhase Labs Reports Third Quarter 2010 Results

DOYLESTOWN, Pennsylvania – November 10, 2010. ProPhase Labs, Inc. (NASDAQ: PRPH) today reported net sales of $5.20 million for the three months ended September 30, 2010, compared to net sales of $4.98 million for the three months ended September 30, 2009.

The Company realized net income for the three months ended September 30, 2010, of $947,000, or $0.06 per share, compared to net income of $1.2 million, or $0.09 per share, for the three months ended September 30, 2009.

Cost of sales for the three months ended September 30, 2010 were $1.6 million as compared to $1.4 million for the three months ended September 30, 2009.  Our sales increased 4.6% during the three months ended September 30, 2010 as compared to the three months ended September 30, 2009 and we realized a gross margin of 69.4% and 72.6%, respectively.  Our decline of 3.2% in gross margin is principally due to increased product promotion with retailers to support the launch of new products.

Sales and marketing expense for the three months ended September 30, 2010 increased $297,000 to $904,000 as compared to $607,000 for the three months ended September 30, 2009.  The increase in sales and marketing expense for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009 was principally due to an increase in the scope, timing and cost of marketing campaigns for the 2010 – 2011 cold season.

For the nine months ended September 30, 2010, net sales were $8.3 million compared to net sales of $10.7 million for the nine months ended September 30, 2009.

The Company incurred a net loss for the nine months ended September 30, 2010, of $2.4 million, or ($0.17) per share, compared to a net loss of $5.6 million, or ($0.43) per share, for the nine months ended September 30, 2009.

Net sales declined $2.4 million for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 principally due to (i) an acceleration of our retail customer purchases and stocking for the 2009-2010 cold season into the fourth quarter of Fiscal 2009 which skewed net sales for that cold season and (ii) a decline of $923,000 in contract manufacturing operations as a consequence of discontinuing the candy products with the closure of the Elizabethtown plant in June 2009.  SDI Health FAN data suggests that the highest incidence of upper respiratory disorders for the 2009-2010 cold season occurred in the fourth quarter of Fiscal 2009 and were at significantly lower levels during the first and second quarter of Fiscal 2010 when compared to the 2008-2009 and prior cold seasons.  As a consequence, there was a reduced consumer demand at retail and therefore a corresponding reduction in retailer purchases and stocking during the first and second quarters of Fiscal 2010 as compared to the comparable period in Fiscal 2009.

Sales and marketing expense for the nine months ended September 30, 2010 decreased $1.0 million to $2.4 million as compared to $3.4 million for the nine months ended September 30, 2009.  The decrease in sales and marketing expense for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 was principally due to the net effects of (i) the implementation of  more cost effective and targeted marketing programs, (ii) improved timing of marketing campaigns to better match the timing and product demand of the 2010-2011 cold season, (iii) improved in-store marketing and communications programs, (iv) the discontinuation of certain ineffective marketing programs and (v) an increase in marketing research and development costs associated with the development of new product packaging for the Cold-EEZE® and Kids-EEZE® product lines to be introduced during the 2010-2011 cold season.

“We are currently operating in a very difficult retail environment,” said ProPhase CEO Ted Karkus.  “Due to prevailing economic conditions, consumer preferences continue to trend toward lower-priced, private label brands in place of the national brands such as Cold-EEZE.  Furthermore, as a result of the down trending and mild cough/cold seasons over the past several years, retailers have reduced shelf space for cough cold remedies in the current season.  In turn, we are observing competitors who are aggressively discounting their prices.  Finally, in the third quarter of 2010, we continued to feel the effects of the retail overstock created by H1N1 related sales in late 2009.  These trends have all continued into the current quarter which has the net effect of pressuring sales and margins.”

Mr. Karkus added that, “On a positive note, we have worked hard to offset these difficult conditions by reinvigorating the Cold-EEZE brand.  We have upgraded our packaging, improved our existing flavors and introduced a new mint frost flavor which appears to be doing well.  We have also continued to improve our key retail relationships.”

“We have methodically created an efficient strategy for promoting our brands and increasing Cold-EEZE brand awareness.  In the months to come many of these initiatives will become apparent, including a targeted television sponsorship of an NBC ice-skating show, a strategic nationwide sampling program and a robust social media campaign. We believe that all of these measures will favorably impact sales on a cost effective basis.”

Mr. Karkus said it is too early to determine the success of the new, expanded Kids-EEZE product line.  “We took an expensive problem and turned it into a promising 3-product line solution.  While we anticipate continued losses in this product line in the short-term, there is the potential for profits beginning in the 2012 calendar year.  It is therefore worth the effort to develop further.”

The Company is continuing to pursue new market opportunities presented as a result of its participation in the Phusion Laboratories joint venture.

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer and manufacturer of the Cold-EEZE® family of lozenges and sugar free tablets clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA approved facility to manufacture Cold-EEZE lozenges and fulfill other contract manufacturing opportunities.  ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”).  Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds.  The joint venture plans to formulate and test products to exploit market opportunities within ProPhase’s robust OTC distribution channels.

For more information, visit www.ProPhaseLabs.com.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our new management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our dependence on sales from our main product, Cold-EEZE, and our ability to successfully develop and commercialize new products.

Contact info:

Media Relations	Investor Contact
The Lexicomm Group	ProPhase Labs, Inc.
Wendi Tush	Ted Karkus
Wendi@lexicommgroup.com	Chairman and CEO
(212) 794-4531	(215) 345-0919 x 0
Lindsey Gardner Lgardner651@gmail.com (570) 479-4895 www.lexicommgroup.com

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Net sales	$5,204	$4,977	$8,310	$10,712

Cost of sales	1,594	1,362	3,059	4,454

Gross profit	3,610	3,615	5,251	6,258
Operating costs and expenses:
Sales and marketing	904	607	2,418	3,424
Administration	1,303	1,470	4,532	7,502
Research and development	468	341	712	975
	2,675	2,418	7,662	11,901

Income (loss) from operations	935	1,197	(2,411)	(5,643)

Interest and other income	12	5	41	20
Income (loss) from operations before income taxes	947	1,202	(2,370)	(5,623)
Income tax (benefit)	-	-	-	-
Net income (loss)	$947	$1,202	$(2,370)	$(5,623)
Basic earnings (loss) per share
Income (loss) from operations	$0.06	$0.09	$(0.17)	$(0.43)
Net income (loss)	$0.06	$0.09	$(0.17)	$(0.43)
Diluted earnings (loss) per share
Income (loss) from operations	$0.06	$0.09	$(0.17)	$(0.43)
Net income (loss)	$0.06	$0.09	$(0.17)	$(0.43)
Weighted average common shares outstanding
Basic	14,659	12,996	14,152	12,940
Diluted	14,569	13,110	14,152	12,940

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)

Cash and cash equivalents	$8,705	$12,801
Accounts receivable, net	$4,791	$3,599
Inventory	$2,368	$1,405
Total current assets	$16,327	$18,746
Total assets	$22,357	$21,330

Total current liabilities	$7,861	$7,271
Total stockholders' equity	$14,496	$14,059